EXHIBIT 10.1

AMENDED AND RESTATED RETENTION AGREEMENT

This AMENDED AND RESTATED RETENTION AGREEMENT is entered into as of this 3rd day of November, 2010, by and between ICU MEDICAL, INC., a Delaware corporation (the “Company”) and George A. Lopez, Chief Executive Officer and Chairman of the Board (the “CEO”), and supersedes in its entirety the RETENTION AGREEMENT entered into by the Company and the CEO as of January 29, 2010.

RECITALS

WHEREAS, the Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company exists and that the uncertainties raised by such a possibility may result in the distraction or even the premature departure of the CEO to the detriment of the Company and its stockholders, and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the CEO without distraction from the possibility of a change in control of the Company and related events and circumstances.

NOW, THEREFORE, as an inducement for and in consideration of the CEO remaining in its employ, the Company agrees that the CEO shall receive the severance benefits set forth in this Agreement in the event the CEO’s employment with the Company is terminated under the circumstances described below subsequent to a Change in Control (as defined in Section 1.1).

1. Key Definitions.

As used herein, the following terms shall have the following respective meanings:

1.1 “Change in Control” means

(a) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection 1.1(a), the following acquisitions shall not constitute a Change in Control:  (i) any acquisition from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with all of clauses (i), (ii) and (iii) of subsection (c) of this Section 1.1; or

(b) individuals who, as of the date hereof, constitute the members of the Board (the “Incumbent Directors”) ceasing for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors then in office shall be deemed to be an Incumbent Director (except that this proviso shall not apply to any individual whose initial election as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board); or

(c) the consummation of a reorganization, merger or consolidation involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a ‘‘Business Combination”), unless, immediately following such Business Combination, each of the following three conditions is satisfied:  (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries)(such resulting or acquiring corporation is referred to as the “Acquiring Corporation”) in substantially the same proportions, relative to one another, as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding voting securities of such corporation (except to the extent that such ownership existed prior to the Business Combination) and (iii) a majority of the members of the board of directors of the Acquiring Corporation were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) approval of the stockholders of the Company of a complete liquidation or dissolution of the Company.

1.2 “Change in Control Date” means the applicable date on which a Change in Control occurs if one or more Change in Control events occur during the Term (as defined in Section 2).  Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the CEO’s employment with the Company is terminated prior to the Change in Control Date or if any event which constitutes Good Reason (as defined in Section 1.4) occurs prior to the Change in Control Date, and if it is reasonably demonstrated by the CEO that such termination of employment or event which constitutes Good Reason (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment or event which constitutes Good Reason.

1.3 “Cause” means:

(a) the CEO’s intentional, willful and continuous failure to substantially perform his reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the CEO gives notice of termination for Good Reason), which failure is materially and demonstrably injurious to the Company, and which failure is not cured within 30 days after a written demand for substantial performance is received by the CEO from the Board which specifically identifies the manner in which the Board believes the CEO has not substantially performed the CEO’s duties; or

(b) the CEO’s intentional and willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this Section 1.3, no act or failure to act by the CEO shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the CEO’s action or omission was in the best interests of the Company.

1.4 “Good Reason” means the occurrence, without the CEO’s written consent, of any of the events or circumstances set forth in clauses (a) through (e) below.  Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, prior to the Date of Termination specified in the Notice of Termination (each as defined in Section 3.2(a)) given by the CEO in respect thereof, such event or circumstance has been fully corrected and the CEO has been reasonably compensated for any losses or damages resulting therefrom; provided that such right of correction by the Company shall only apply to the first Notice of Termination for Good Reason given by the CEO:

(a) any significant diminution in the CEO’s duties, responsibilities or authority in effect immediately prior to the earliest to occur of (i) a Change in Control Date, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for a Change in Control or (iii) the date of the adoption by the Board of a resolution providing for a Change in Control (with the earliest to occur of such dates referred to as the “Measurement Date”);

(b) a material reduction in the CEO’s annual base salary as in effect on the Measurement Date or as the same may be increased from time to time;

(c) the failure by the Company to (i) continue in effect any material compensation or benefit plan or program (a “Benefit Plan”) in which the CEO participates or which is applicable to the CEO immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or reasonable cash compensation in lieu thereof) has been made with respect to such plan or program, (ii) continue the CEO’s participation in a Benefit Plan (or in such substitute or alternative plan or make reasonable cash compensation in lieu thereof) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the CEO’s participation relative to other participants, than the basis existing immediately prior to the Measurement Date or (iii) award cash bonuses to the CEO in amounts and in a manner substantially consistent with past practice in light of the Company’s financial performance;

(d) a material change by the Company in the location at which the CEO performs the CEO’s principal duties for the Company to a new location that is either (i) outside a radius of 35 miles from the CEO’s principal residence immediately prior to the Measurement Date; (ii) more than 30 miles from the location at which the CEO performs his principal duties for the Company immediately prior to the Measurement Date, and which results in a material increase in the CEO’s daily commuting distance; or (iii) a requirement by the Company that the CEO travel on Company business (to locations outside a radius of 35 miles from the CEO’s principal residence immediately prior to the Measurement Date and more than 30 miles from the location at which the CEO performs his principal duties for the Company immediately prior to the Measurement Date) to a materially greater extent than required immediately prior to the Measurement Date;

(e) any material breach by the Company of any employment agreement with the CEO, including any intentional or commercially unreasonable failure of the Company to pay or provide to the CEO any portion of the CEO’s compensation or benefits due under any Benefit Plan within seven days of the date such compensation or benefits are due, or the failure of the Company to obtain the agreement, in a form reasonably satisfactory to the CEO, from any successor to the Company to assume and agree to perform this Agreement, as required by Section 6.

The CEO’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.

1.5 “Disability” means the CEO’s absence from the full-time performance of the CEO’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the CEO or the CEO’s legal representative.

1.6 “Effective Date” means the date as of which this Agreement is entered into.

2. Term of Agreement.  This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of

(a)           the expiration of the Term (as defined below) if (i) a Change in Control has not occurred during the Term or (ii) the only Change in Control event(s) during the Term have occurred prior to the 24-month period preceding the expiration of the Term and the CEO was still employed by the Company 24 months after the Change in Control Date(s);

(b)           if a Change in Control has occurred within the 24-month period preceding the expiration of the Term, the date 24 full calendar months after the Change in Control Date, if the CEO is still employed by the Company as of such later date; or

(c)           if a Change in Control has occurred at any time during the Term and the CEO’s employment with the Company terminates within 24 full calendar months following the Change in Control Date, the fulfillment by the Company of all of its obligations under Sections 4 and 6, provided that Section 5 shall remain in effect from the Effective Date until 24 full calendar months after the Date of Termination of the CEO.

‘‘Term’’ shall mean the period commencing as of the Effective Date and continuing in effect through January 31, 2015.

3. Employment Status; Termination Following Change in Control.

3.1 Not an Employment Contract.  The CEO acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the CEO as an employee and that this Agreement does not prevent the CEO from terminating employment at any time.  If the CEO’s employment with the Company terminates for any reason and subsequently a Change in Control occurs, the CEO shall not be entitled to any benefits hereunder, except as otherwise provided pursuant to Section 1.2.

3.2 Termination of Employment.

(a) If a Change in Control Date occurs during the Term, any termination of the CEO’s employment by the Company or by the CEO within 24 full calendar months following the Change in Control Date (other than due to the death of the CEO) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7.  Any Notice of Termination shall:  (i) indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for the CEO’s employment under the provision so indicated and (iii) specify the Date of Termination (as defined below).  The date on which an employment termination becomes effective (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date shall be 30 days after the date of delivery of such Notice of Termination), in the case of a termination other than due to the CEO’s death or the date of the CEO’s death, as the case may be.

(b) The failure by the CEO or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the CEO or the Company, respectively, to assert any such fact or circumstance in enforcing the CEO’s or the Company’s right hereunder.

(c) Any Notice of Termination for Cause given by the Company must be given within 60 days of the occurrence of the event(s) or circumstance(s) which constitute(s) Cause.  Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the CEO shall be entitled to a hearing before the Board at which he may, at his election, be represented by counsel and at which he shall have a reasonable opportunity to be heard.  Such hearing shall be held with not less than 15 days’ prior written notice to the CEO stating the Board’s intention to terminate the CEO for Cause and stating in detail the particular event(s) or circumstance(s) which the Board believes constitutes Cause for termination.

(d) Any Notice of Termination for Good Reason given by the CEO must be given within 60 days of the occurrence of the event(s) or circumstance(s) which constitute Good Reason.

4. Benefits to CEO.

4.1 Compensation.  If a Change in Control Date occurs during the Term and the CEO’s employment with the Company terminates within 24 full calendar months following the Change in Control Date, the CEO shall be entitled to the following benefits:

(a) Termination Without Cause or for Good Reason following a Change in Control.  If the CEO’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the CEO for Good Reason within 24 full calendar months following the Change in Control Date, then the CEO shall be entitled to the following benefits:

(i) The Company shall pay to the CEO in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

(1) the sum of (A) the CEO’s base salary through the Date of Termination and (B) the product of (x) the CEO’s total on target semi-annual and annual bonuses for the current fiscal year (meaning the maximum amount of bonus for which the CEO is eligible for the entire fiscal year under the

Company’s CEO bonus plan (the “Target Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, less (C) the amount of any compensation previously paid, whether in quarterly bonus payments, or otherwise, (the sum of the amounts described in clauses (A) and (B), less the amount previously paid in (C), shall be referred to as the “Accrued Obligations”); and

(2) three hundred sixty percent (360%) of the sum of (A) the CEO’s annual base salary as of the date immediately before the Date of Termination; and (B) the CEO’s Target Bonus for the current fiscal year.

(ii) Through the end of the second calendar year after the calendar year in which the Date of Termination occurs (for example, through December 31, 2014 if the Date of Termination occurs in 2012), the Company shall continue to provide benefits to the CEO (other than any benefits under the executive bonus plan or the Company 401(k) Savings Plan) and the CEO’s family at least equal to those which would have been provided to them if the CEO’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Measurement Date or, if more favorable to the CEO and his family, in effect generally at any time thereafter with respect to other peer employees of the Company; provided, however, that if the CEO becomes reemployed with another employer and is eligible to receive comparable life, medical, dental, health, and accident or disability insurance benefits under another employer provided plan, on terms at least as favorable to the CEO and his family, then the benefits described in this clause (ii) shall be reduced to the extent such other benefits are available to the CEO and his family; and provided further that the benefits set forth in this clause (ii) are intended to be exempt from section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (“Section 409A”), as set forth in U.S. Treasury Regulation section 1.409A-1(b)(9), and shall be provided in a manner that complies with such intent;

(iii) To the extent not previously paid or provided, the Company shall timely pay or provide to the CEO any other amounts or benefits required to be paid or provided or which the CEO is eligible to receive following the CEO’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company (such other amounts and benefits shall be referred to as the “Other Benefits”);

(iv) The Company shall pay the commercially reasonable fees of one executive outplacement firm’s services provided to the CEO, such firm to be chosen by the CEO; and for a period ending on the last day of the second calendar year after the calendar year in which the Date of Termination occurs (for example, through December 31, 2014 if the Date of Termination occurs in 2012), the Company shall provide the CEO with an office, the use of a telephone, the use of administrative assistant, the use of office equipment and related supplies to assist such CEO in his search for employment; provided, however, that the benefits set forth in this clause (iv) are intended to be exempt from Section 409A, as set forth in U.S. Treasury

Regulation section 1.409A-1(b)(9), and shall be provided in a manner that complies with such intent.

(v) Notwithstanding any provision of this Agreement, (A) awards that have been granted to the CEO under the LTRP (“LTRP Awards”) that have not been paid in accordance with the terms of the LTRP shall not be considered Accrued Obligations, Target Bonus or benefits to be provided in accordance with Benefit Plans for purposes of determining amounts to be paid under this Section 4.l and (B) LTRP Awards are Other Benefits that will be paid or not paid, as the case may be, in accordance with the terms the LTRP.

(b) Resignation without Good Reason, Termination for Cause, or Termination for Death or Disability Following a Change in Control.  If the CEO voluntarily terminates his employment with the Company within 24 full calendar months following a Change in Control Date, excluding a termination for Good Reason, or the CEO’s employment with the Company is terminated by the Company for Cause, or by reason of the CEO’s death or Disability within 24 full calendar months following a Change in Control Date, then the Company shall (i) pay the CEO (or his estate, if applicable), in a lump sum in cash within 15 days after the Date of Termination, the Accrued Obligations and (ii) timely pay or provide to the CEO the Other Benefits earned before the Date of Termination.

4.2 Limitation on Payments.  In the event that any of the payments or benefits provided for in this Agreement or otherwise (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 4.2, would be subject to the excise tax imposed by Section 4999 of the Code, then the CEO’s payments or benefits under this Agreement or otherwise will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such payments or benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the CEO on an after-tax basis of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments or benefits may be taxable under Section 4999 of the Code.  Unless the Company and the CEO otherwise agree in writing, any determination required under this Section 4.2 will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control Date (the “Accountants”), whose determination will be conclusive and binding upon the CEO and the Company for all purposes.  For purposes of making the calculations required by this Section 4.2, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the CEO will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4.2.  The Company will bear all fees and costs payable to the Accountants in connection with any calculations contemplated by this Section 4.2.  Any reduction in payments and/or benefits required by this Section 4.2 shall occur in the following order: (1) reduction of cash payments, (2) reduction of equity acceleration (full-value awards first, then stock options), and (3) other benefits paid to the CEO.  In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the equity awards.

4.3 Mitigation.  The CEO shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise.  Further, except as provided in Section 4.1(a)(ii), the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the CEO as a result of employment by another employer, by retirement benefits, by disability or death benefits, by offset against any amount claimed to be owed by the CEO to the Company or otherwise.

5. Disputes.

5.1 Settlement of Disputes; Arbitration.  All claims by the CEO for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing.  Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the CEO in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Board shall afford a reasonable opportunity to the CEO for a review of the decision denying a claim.  Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Orange County, California, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

5.2 Expenses.  The prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys’ fees, expert witness fees, court costs and all other costs and expenses incurred in any action or proceeding arising out of this Agreement or as to any matters related to but not covered by this Agreement.  “Prevailing party” for purposes of this Section 5.2 includes a party who agrees to dismiss an action or proceeding upon the other’s payment of the sums allegedly due or for performance of the covenants, undertakings or agreements allegedly breached, or who obtains substantially the relief it sought.

6. Successors; Binding Agreement.

(a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this

Agreement and shall constitute Good Reason if the CEO elects to terminate employment (and such termination shall be deemed to have occurred after a Change in Control), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid that assumes and agrees to perform this Agreement, by operation of law or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by the CEO’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the CEO should die while any amount would still be payable to the CEO or his family hereunder if the CEO had continued to live, all such amounts, unless otherwise provided, herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the CEO’s estate.

7. Notice.  All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company at 951 Calle Amanecer, San Clemente, CA 92673, and to the CEO at the home address most recently provided by the CEO to the Company (or to such other address as either the Company or the CEO may have furnished to the other in writing in accordance herewith).  Any such notice, instruction or communication shall be deemed to have been delivered, whether or not actually received, five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.  Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it is actually is received by the party for whom it is intended.

8. Miscellaneous.

8.1 Employment by Subsidiary.  For purposes of this Agreement, the CEO’s employment with the Company shall not be deemed to have terminated solely as a result of the CEO continuing to be employed by a wholly-owned subsidiary of the Company.

8.2 Severability.  If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed automatically adjusted to conform to the requirements for validity or enforceability as declared at such time while maintaining the original intent of the provision to the greatest extent possible and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein.  If the provision invalidated or deemed unenforceable is of such a nature that it cannot be so adjusted, the provision shall be deleted from this Agreement as though it had never been included therein.  The invalidity or unenforceability of any provision of this

Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.3 Injunctive Relief.  The Company and the CEO agree that any breach of this Agreement by the Company or the CEO is likely to cause the CEO or the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the CEO or the Company shall have the right to seek specific performance and injunctive relief.

8.4 Governing Law.  The validity, interpretation, construction, enforceability and performance of this Agreement shall be governed by the internal law of the State of California.

8.5 Waivers.  No waiver by the CEO at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

8.6 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

8.7 Tax Withholding.  Subject to Section 4.2, any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

8.8 Entire Agreement.  Except as provided in the CEO’s stock option agreements and employment agreement, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.  Nothing contained in this Agreement shall limit the CEO’s or the Company’s rights, obligations and benefits under the CEO’s stock option agreement.

8.9 Amendments.  The CEO and the Company may, by mutual agreement, amend or modify this Agreement, provided, however that any such amendment or modification shall only be effected by a written instrument executed by both the Company and the CEO.

8.10 Section 409A Compliance.  This Agreement is intended to comply with Section 409A (as amplified by any Internal Revenue Service or U.S. Treasury Department guidance), and shall be construed and interpreted in accordance with such intent.  The severance payments set forth in this Agreement are intended to fit within the “short-term deferral exception” to Section 409A, and shall at all times be interpreted and administered in furtherance of this intent.  In addition, the benefits provided for in Section 4.1(a)(ii) and Section 4.1(a)(iv) herein are intended to fit within the exception to Section 409A set forth in U.S. Treasury Regulations section 1.409A-1(b)(9), and shall at all times be interpreted and administered in furtherance of this intent.  If penalty or interest liability would be charged to the CEO under Section 409A or similar state or local law, for which it is reasonably concluded that the event giving rise to the liability was not in the reasonable control of the CEO, the Company shall reimburse the CEO for such penalty and/or interest liability accruing under Section 409A or similar state or local law within sixty (60) days of the CEO’s remittance of such penalty and/or interest liability to the appropriate tax authorities.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a sealed instrument as of the day and year first set forth above.

ICU MEDICAL, INC.

By:        /s/Michael T. Kovalchik, III, M.D.
Michael T. Kovalchik, III, M.D.

Title:     Chairman, Compensation Committee

GEORGE A. LOPEZ, M.D. CHAIRMAN, PRESIDENT AND CEO

/s/George A. Lopez, M.D.